Exhibit 10.8(b)
UPS STOCK OPTION PROGRAM
Amended and Restated Terms and Conditions
Approved November 8, 2018

1.	Establishment, Objectives and Duration.

1.1
Establishment of the Program and Effective Date. The Compensation Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restated this Stock Option Program (“Program”) adopted effective as of January 1, 2012, for the grant of Options pursuant to the United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time, and any successor plan (“ICP”). This document sets forth the rules under which Options shall be granted and administered. Capitalized terms shall have the meanings set forth in Section 6 herein, or as otherwise defined herein. In the event of a conflict between these amended and restated terms and conditions and the ICP, the ICP will control.

These amended and restated Stock Option Program Terms and Conditions shall be effective for any stock option awards made on or after January 1, 2019 (“Stock Option Effective Date”).

1.2	Objectives of the Program. The objectives of the Program are to promote continuity in management and provide incentives to key senior managers.

1.3
Duration of the Program. The Program shall commence on the Stock Option Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Program at any time pursuant to Section 5.2 hereof.

2.	Administration.

2.1	Authority of the Committee. The Program will be administered by the Committee, which shall have the same power and authority to administer the Program as it does to administer the ICP.

2.2
Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its stockholders, any Eligible Employee, and their estates and beneficiaries.

3.
Eligibility for Options. Only an Eligible Employee shall be eligible to be considered for an Option. The Committee shall have broad discretion to determine the eligibility criteria for Eligible Employees.

4.	Option Awards.

4.1	General. Eligible Employees will receive an award in the form of Options pursuant to the Program.

4.2
Number of Shares Subject to Option. The number of Shares subject to an Option will be determined by the Committee in a manner designed to provide the Eligible Employee with an Option the value of which is approximately equal to the product of the percentage shown on Exhibit A multiplied by his or her Annualized Base Salary as of the Grant Date.

4.3
Award Document. At the time of an Option grant, an Eligible Employee will receive an Award Document that specifies the Option Price, the Grant Date, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine.

4.4
Options Not Transferable. Except as provided in the Award Document, no Option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as provided in the Award Document, an Option shall be exercisable during an Eligible Employee’s lifetime only by such Eligible Employee; provided, however, that in the event he or she is incapacitated and unable to exercise his or her Option, such Option may be exercised by such Eligible Employee's legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of an Eligible Employee and the determination of the appropriate representative to exercise the Option if the Eligible Employee is incapacitated shall be made by the Committee in its sole and absolute discretion.

4.5	Vesting and Exercise Rules.

4.5.1
General. Except as otherwise provided below or in the Award Document, all Options will become exercisable at the rate of 20% per year on each of the first five anniversaries of the Grant Date and will expire and terminate at 4:00 p.m. Eastern Time on the tenth anniversary of the Grant Date.

4.5.2
Retirement, Death or Disability. Options will immediately vest upon an Eligible Employee’s termination of employment because of Retirement, death or Disability and will remain exercisable until the tenth anniversary of the Grant Date.

4.5.3
Other Terminations of Employment. Termination of an Eligible Employee’s employment for reasons other than Retirement, death or Disability will result in the forfeiture and termination of all of the Eligible Employee’s non-vested Options. Such Eligible Employee’s vested Options (if any) and will expire and terminate at 4:00 p.m. Eastern Time on the 90th calendar day following the date his or her employment terminates.

4.5.4
Other Exercise Rules. An Eligible Employee generally may exercise his or her vested Options at any time (subject to the Company’s insider trading guidelines) provided the number of Shares he or she seeks to purchase as a result of the exercise is at least the lesser of 500 Shares or the number of Shares that remain subject to the vested portion of such Option.

4.5.5	Payment and Tax Withholding. Options shall be exercised in accordance with Sections 6.5 and 6.6 of the ICP. The Company shall arrange for taxes to be withheld or for the Eligible Employee to remit taxes in accordance with Article 16 of the ICP.

5.	Miscellaneous.

5.1	Awards Subject to the Terms of the ICP. Options awarded under the Program are subject to the terms of the ICP.

5.2
Amendment and Termination. The Committee may amend, alter, suspend or terminate the Program at any time subject to the terms of the ICP. Any such amendment shall be in writing signed by a majority of the members of the Committee. The UPS Salary Committee may make administrative amendments to the Program from time to time; provided, however, that a copy of any such amendment shall be reviewed with the Committee and kept with the records of the Program.

6.	Definitions. Except as set forth below or as otherwise set forth herein, capitalized terms shall have the meanings set forth in the ICP.

6.1
Annualized Base Salary. An Eligible Employee’s rate of pay for a single fixed pay installment determined as of the Grant Date multiplied by the number of mandatory fixed pay installments for a Plan Year.

6.2	Committee. The Committee as defined in Section 1.1.

6.3	Company. United Parcel Service, Inc.

6.4	Disability. “Disability” as defined in the Company’s long-term disability plan, or if no such plan exists, as determined by the Committee in its discretion.

6.5	Effective Date. The date described in Section 1.1.

6.6
Eligible Employee. For each Plan Year, an Employee who is classified as an active employee at the region manager level or above and satisfies such other eligibility criteria as may be developed from time to time by the Committee.

6.7	Grant Date. The date as of which an Option is granted, as shown on the Award Document for such Option.

6.8
ICP. The United Parcel Service, Inc. 2018 Omnibus Incentive Compensation Plan, as amended from time to time or any successor plan and any reference to a particular section of the ICP shall include a reference to the comparable section of the successor plan as determined by the Committee.

6.9	NYSE. The New York Stock Exchange.

6.10	Option. A Nonqualified Stock Option as defined in the ICP.

6.11	Plan Year. The calendar year, January 1-December 31.

6.12	Program. The Stock Option Program, as amended from time to time.

6.13
Retirement. Means (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as determined by the Committee in its sole discretion.

6.14	Shares. Class A common stock of the Company.

6.15	UPS Salary Committee. The Salary Committee of United Parcel Service, Inc.

Exhibit A

Eligible Employee	Option Award
Chief Executive Officer	90% of Annualized Base Salary
Chief Financial Officer	50% of Annualized Base Salary
Chief Operating Officer	50% of Annualized Base Salary
Chief Transformation Officer	50% of Annualized Base Salary
Management Committee Member	30% of Annualized Base Salary
Region Manager	20% of Annualized Base Salary